For Immediate Release

For more information:

Jefferson Harralson
Chief Financial Officer
(864) 240-6208
Jefferson_Harralson@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES TRANSFER OF LISTING OF COMMON STOCK AND DEPOSITARY SHARES TO NYSE

GREENVILLE, SC – July 26, 2024 – United Community Banks, Inc. (NASDAQ: UCBI; UCBIO) (the “Company” or “United”) announced today that the Company will transfer the listing of its common stock and its Depositary Shares (each representing 1/1000th interest in a share of Series I Non-Cumulative Preferred Stock) from the Nasdaq Stock Market LLC (“Nasdaq”) to the New York Stock Exchange (“NYSE”). The Company expects to commence trading as a NYSE-listed company upon market open on August 6, 2024. United’s common stock and depositary shares will trade under new ticker symbols, “UCB” and “UCB PRI”, respectively, after the transfer. The Company’s common stock and depositary shares will continue to trade on Nasdaq until the close of the market on August 5, 2024.

“We are excited to announce our partnership with NYSE,” said United CEO, Lynn Harton. “In joining the world’s largest stock exchange, we believe NYSE will provide greater visibility for our company and shareholders. We look forward to celebrating this occasion and milestone for United by ringing The Opening Bell with our Board of Directors later in August.”

“We’re thrilled to welcome United Community Banks, Inc. to the New York Stock Exchange,” said Chris Taylor, Vice President, Global Head of Listings and Services at NYSE Group. “As the listing venue for many of the world’s leading banks, the Company should feel right at home among our community of icons and disruptors.”

About United Community Banks, Inc.

United Community Banks, Inc. (NASDAQ: UCBI; UCBIO) is the financial holding company for United Community, a top 100 U.S. financial institution that is committed to improving the financial health and well-being of its customers and the communities it serves. United Community provides a full range of banking, wealth management and mortgage services. As of June 30, 2024, United Community Banks, Inc. had $27.1 billion in assets, 203 offices across Alabama, Florida, Georgia, North Carolina, South Carolina, and Tennessee, as well as a national SBA lending franchise and a national equipment lending subsidiary. In 2024, United Community became a 10-time winner of J.D. Power’s award for the best customer satisfaction among consumer banks in the Southeast region and was recognized as the most trusted bank in the Southeast. In 2023, United Community was named by American Banker as one of the “Best Banks to Work For” for the seventh consecutive year and was recognized in the Greenwich Excellence and Best Brands Awards, receiving 15 awards that included national honors for overall satisfaction in small business banking and middle market banking. Forbes has also consistently listed United Community as one of the World’s Best Banks and one of America’s Best Banks. Additional information about United can be found at www.ucbi.com.